Exhibit 21.1

Medalist Diversified, Inc.

List of Subsidiaries

Medalist Diversified Holdings, L.P.

MDR Ashley Plaza, LLC

MDR Bowling Green, LLC

MDR Brookfield, LLC

MDR Central Avenue, LLC

MDR Dan Tibbs Road, LLC

MDR Franklin Square, LLC

MDR Greenbrier, LLC

MDR Hanover Square, LLC

MDR Lancer, LLC

MDR Parkway, LLC

MDR Salisbury, LLC

MDRR XXV Trust Manager 1, LLC

MDRR Sponsor TRS, LLC

MDRR XXV Depositor 1, LLC

MDRR XXV DST 1